Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Sysorex Global Holdings Corp. on Form S-8 of our report dated March 12, 2014, with respect to our audits of the consolidated financial statements of Sysorex Global Holdings Corp.  as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 appearing in the Form 424B4 - Prospectus filed under Rule 424(b)(4) of Sysorex Global Holdings Corp. on April 10, 2014.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 2, 2014